Exhibit 12.1
                             MALLINCKRODT GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)
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                                                                                                             Six Months Ended
                                                                    Years Ended June 30,                       December 31,
                                                  1990      1991       1992       1993         1994         1993           1994
     EARNINGS (LOSS) FROM
       CONTINUING OPERATIONS . . . . . . . . . .  $55.3     $97.2      $128.8     $(113.8)     $107.4       $72.0          $75.3
     Add (deduct) provision
       (benefit) for income taxes  . . . . . . .  31.3      56.1       74.0       (19.3)       64.0         43.7           46.1
     Earnings (loss) from
       continuing operations
       before income taxes . . . . . . . . . . .  86.6      153.3      202.8      (133.1)      171.4        115.7          121.4
     Add (subtract):
        Portion of rents (1/3)
       considered to be representa-
       tive of interest factors in
       the leases  . . . . . . . . . . . . . . .  6.3       6.8        8.7        9.9          10.7         4.9            5.2
        Net interest expense . . . . . . . . . .  45.2      42.7       39.6       37.3         39.8         18.0           23.8
        Depreciation of capitalized
         interest  . . . . . . . . . . . . . . .  0.1       0.2        0.3        0.4          0.5          0.2            0.4
        Amortization of debt dis-
         count and expenses  . . . . . . . . . .  0.2       0.2        0.4        0.2          0.3          0.1            0.2
        Equity in income of noncon-
         solidated subsidiaries
         less dividends  . . . . . . . . . . . .  (0.5)     (0.5)      (0.5)      (0.1)        (0.2)        (0.2)          0.1
        Share of interest charges
         of 50 percent-owned joint
         venture . . . . . . . . . . . . . . . .   |         |         1.3        2.1          1.5          0.8            0.5
     Earnings from continuing
       operations available for
       fixed charges . . . . . . . . . . . . . .  $137.9    $202.7     $252.6     $(83.3)      $224.0       $139.5         $151.6
     Fixed charges:
        Gross interest expense . . . . . . . . .  $46.2     $44.2      $41.4      $43.6        $43.5        $20.4          $24.9
        Portion of rents (1/3)
         considered to be repre-
         sentative of interest
         factors in the leases . . . . . . . . .  6.3       6.8        8.7        9.9          10.7         4.9            5.2
        Amortization of debt dis-
         count and expenses  . . . . . . . . . .  0.2       0.2        0.4        0.2          0.3          0.1            0.2
        Share of interest charges of
         50 percent-owned joint
         venture . . . . . . . . . . . . . . . .   |         |         1.3        2.1          1.5          0.8            0.5

              Total fixed charges  . . . . . . .  $52.7     $51.2      $51.8      $55.8        $56.0        $26.2          $30.8

     Ratio of earnings from
       continuing operations to
       fixed charges . . . . . . . . . . . . . .  2.6       4.0        4.9         (1)         4.0          5.3            4.9

     ___________

     (1)     Earnings were inadequate to cover fixed charges for the year ended June 30, 1993.  The coverage deficiency was approximately $140 million.
